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                                                                       EXHIBIT 2
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                                   ASSIGNMENT

The Price Group, LLC, a California limited liability company ("Assignor"), hereby assigns all of its rights under that certain "Purchase Agreement" dated as of September 9th, 2003 by and among the Price Group, LLC ("Price"), and Warburg, Pincus Equity Partners, L.P. ("WPEP"), Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V. (together with WPEP, Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., (the "Sellers"), to The 520 Group, LLC, a California limited liability company (the "Assignee").

The Assignee accepts the assignment, agrees to be bound by the terms of the Purchase Agreement and perform the obligations of the Assignor under the Purchase Agreement which have not yet been performed. Furthermore, the Assignee makes the same representations and warranties to the Sellers under the Purchase Agreement which the Assignor makes under paragraph 3 of the Purchase Agreement.

Executed as of this 18th day of December, 2003 in San Diego, California.

THE PRICE GROUP LLC                         THE 520 GROUP LLC

By   /s/ Jack McGrory                       By   /s/ Mark Daitch
   ------------------------------              ----------------------------
      Jack McGrory - A Manager                    Mark Daitch - A Manager

By   /s/ James F. Cahill                    By   /s/ Barry McComic
   ------------------------------              ----------------------------
      James F. Cahill - A Manager                 Barry McComic - A Manager